Exhibit 10.73

Portions of this document have been redacted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.  Redacted portions have been replaced with “*****”.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on this 15th day of May, 2009, by and between AVI BioPharma, Inc., an Oregon corporation, with its principal office at 4575 SW Research Way, Suite 200, Corvallis, Oregon, (“Company”), and Paul Medeiros, 700 Mixsell Street, Easton, Pennsylvania 18042 (“Employee”).

RECITALS:

The Company desires to hire the Employee as Senior Vice President Business Development and Chief Business Officer and the Employee desires to accept such position under the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual benefits contained herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

AGREEMENT:

1.                     Employment Term.

The term of employment (“Term”) shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless extended as provided below or terminated in accordance with Section 12 below. This Agreement establishes an “at will” employment relationship, as such term is defined and used under Oregon law, between the Company and the Employee. Employee shall commence employment not later than May 19, 2009 (the “Effective Date”). Failure to do so shall be grounds for immediate termination for Cause, as such term is defined in Section 12 hereof. Notwithstanding anything to the contrary herein, unless sooner terminated in accordance with the terms hereof, this Agreement shall annually automatically renew for additional one-year terms unless one party notifies the other party in accordance with Section 13 hereof of its intention not to renew, such notice to be delivered not less than 90 days before the term ends. For purposes of this Agreement, the non-renewal of the Agreement by the Company shall constitute a termination of Employee’s employment by the Company other than for Cause.

2.                     Duties.

Employee shall be employed as Senior Vice President Business development and Chief Business Officer and shall have such duties as are customarily associated with that position, including overall responsibility for development and execution of strategies and tactics for transactions, alliances, mergers and acquisitions that are agreed with the Corporate Executive Team and CEO, and such other duties as may be assigned to him from time to time by the Company’s Chief Executive Officer (“CEO”). Employee shall be a direct report of the CEO. Employee shall devote substantially all of his business time to the service of the Company throughout the Term. Employee and

Company acknowledge and agree that (i) Employee may hold certain offices within certain entities as agreed by the CEO and set forth on Exhibit A to this Agreement, (ii) Employee’s devotion of reasonable amounts of time in such capacities, so long as it does not interfere with his performance of services hereunder, shall not conflict with the terms of this Agreement, and (iii) Exhibit A may be amended from time to time by agreement of the parties rendered in writing.

3.                     Compensation.

(a)             Base Compensation. During the Term the Company shall compensate the Employee at an initial annual salary of Three Hundred Fifteen Thousand Dollars ($315,000.00), payable in accordance with the Company’s payroll practices in effect from time to time, and less amounts required to be withheld under applicable law and requested to be withheld by the Employee (as increased from time to time, “Base Compensation”). The Employee’s Base Compensation shall be subject to review for potential increase (but not decrease) on an annual basis. Except as otherwise provided in this Agreement, the Base Compensation shall be prorated for any period of service less than a full month.

(b)             Bonus. For each fiscal year of the Company that ends during the Term, the Employee shall be eligible for an annual bonus of up to 25% of Employee’s Base Compensation, which bonus shall be paid in the normal cycle of payment of executive bonuses (which bonus payment shall occur in the first quarter of the fiscal year following the fiscal year with respect to which the bonus is earned) and upon achievement and satisfaction of goals and objectives (“Goals and Objectives”) established upon mutual agreement of the CEO, Employee and the Compensation Committee of the Company’s Board. Such goals shall be established concurrently with the goals and objectives of the Company’s other senior executives. Notwithstanding anything to the contrary herein, Employee’s bonus for 2009 will be a guaranteed $50,000 and in order to receive any bonus under this Section 3(b) Employee must be an employee of the Company at the time of the bonus payout.

(c)             Equity Compensation.

(i)          On the Effective Date, the Employee will be granted options to purchase Four Hundred Thousand (400,000) shares of the Company’s common stock (the “Options”) under the Company’s 2002 Equity Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit B), with an exercise price at the fair market value of the Company common stock on the date Effective Date. Subject to accelerated vesting or termination as set forth herein, the Standard Options shall vest in equal annual installments over three (3) years measured from the Effective Date.

(ii)         In addition, on the Effective Date, Employee will be issued One Hundred Thousand (100,000) shares of restricted stock under the Plan (the “Restricted Shares”). The Restricted Shares shall vest as follows:

through the first anniversary of the Effective Date (a) in a pro rata basis *****; and (b) 100% upon any Change of Control. By way of illustration and not limitation, *****

(iii)         The exercise price of the Options and all other terms and conditions associated with the Options and Restricted Shares shall be determined in accordance with the Plan and grants (the forms of which are annexed hereto as Exhibit C and Exhibit D, respectively). To the maximum extent possible, the Options shall be Incentive Stock Options.

(d)                   Additional Compensation. Within 10 business days of the Effective Date, the Company will pay the Employee a $100,000 sign-on bonus. Should the Employee separate from the Company prior to the one year anniversary of the Effective Date for reasons of termination for Cause or voluntary termination by the Employee other than for Good Reason, this sign-on bonus is refundable to Company in full.

4.                     Expenses.

The Company will reimburse Employee for all expenses reasonably incurred by him in discharging his duties for the Company, conditioned upon Employee’s submission of written documentation in support of claimed reimbursement of such expenses, and consistent with the Company’s expense reimbursement policies in effect from time to time. The Company will reimburse the Employee in 2010 up to One Hundred Twenty Thousand Dollars ($120,000) for reasonable expenses incurred in 2009 and 2010 to relocate Employee, Employee’s spouse and parts of Employee’s and Employee’s Spouse’s household in a manner compatible with Employee’s duties hereunder to the Company’s headquarters location (“Facility Location”), including the reasonable and customary costs of selling his Pennsylvania residence (but not vacant home carrying costs), shipment of personal effects to the Facility Location, and the customary closing costs associated with the purchase of a residence in the Facility Location. In addition, Company shall reimburse Employee (or pay on Employee’s behalf) rent and related living expenses, not to exceed $2,500 per month in the aggregate and up to six (6) months in duration, for temporary living arrangements and up to $5,000 for reasonable attorneys’ fees incurred in negotiation of this Agreement.

5.                     Benefits.

Subject to eligibility requirements, Employee shall be entitled to participate in such benefits plans and programs as adopted by the Company from time to time and shall be eligible for paid vacation of four (4) business weeks (20 business days) annually; provided, however, if Employee does not use all available vacation in any given year, Employee may roll-over up to one business week (5 business days) to the following year, the parties intending that Employee shall have a maximum of five (5) business weeks (25 business days) of paid vacation in any calendar year following 2009. Notwithstanding anything to the contrary herein, Employee shall receive 15 days paid vacation in 2009, available as of the Effective Date. Without limiting the foregoing, subject to eligibility requirements, Employee shall be covered by any “directors and officers” insurance and “errors and omissions” insurance policies obtained by the Company.

6.                     Confidentiality.

As a condition to employment under this Agreement, Employee and the Company shall enter into the Non-Disclosure Agreement in the form attached hereto as Exhibit E. The provisions of this Section 6 shall survive termination of this Agreement and term of employment.

7.                     Non-competition and Non-solicitation.

(a)           For a period of one (1) year in the case of the payment of severance equal to 12 months Base Compensation and for a period of two (2) years in the case of the payment of severance equal to 24 months Base Compensation, in both instances as provided in Section 12 below, Employee shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business listed on Exhibit F (as such shall be amended in the event that the Company enters into a material transaction with an entity not listed on Exhibit F and as shall be amended from time to time by mutual consent of Employee and the Company); provided, however, that this provision shall not prohibit Employee from owning up to five percent (5%) of any class of outstanding bonds, preferred stock or shares of common stock of any such entity or from employment with any institute of higher learning.

(b)           For a period of two (2) years following termination of employment with the Company for any reason, except with the express written consent of the Company, Employee agrees to refrain from directly or indirectly recruiting, hiring or assisting anyone else to hire, or otherwise counseling to discontinue employment with the Company, any person then employed by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prevent Employee from providing, in accordance with Company policy, details regarding the employment history of any such person or providing an employment reference with respect to such person.

(c)           In the event that the provisions of this Section 7 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(d)           The provisions of this Section 7 shall survive termination of this Agreement and the term of employment.

8.                     Covered Work.

(a)            All rights, title and interest to any Covered Work that Employee makes or conceives (whether alone or with others) while employed by the Company, belong to the Company. This Agreement operates as an actual assignment of all rights in Covered Work to the Company. “Covered Work” means products and Inventions that relate to the actual or anticipated business of the Company or any of its subsidiaries or affiliates, or that result from or are suggested by a task assigned to Employee or work performed by Employee on behalf of the Company or any of its subsidiaries or affiliates, or that were developed in whole or in part on the Company time or using the Company’s equipment, supplies or facilities. “Inventions” mean ideas, improvements, designs, computer software, technologies, techniques, processes, products, chemicals, compounds, materials, concepts, drawings, authored works or discoveries, whether or not patentable or copyrightable, as well as other newly discovered or newly applied information or concepts. Attached hereto as Exhibit G is a description of any product or Invention in which Employee had or has any right, title or interest, which is not included within the definition of Covered Work or which is otherwise excluded from the restrictions set forth in this Section 8.

(b)           Employee shall promptly reveal all information relating to Covered Work and Confidential Information to an appropriate officer of the Company and shall cooperate with the Company, and execute such documents as may be necessary, in the event that the Company desires to seek copyright, patent or trademark protection thereafter relating to same.

(c)           In the event that the Company requests that Employee assist in efforts to defend any legal claims to patents or other right, the Company agrees to reimburse Employee for any reasonable expenses Employee may incur in connection with such assistance. This obligation to reimburse shall survive termination of this Agreement and the term of employment.

(d)           The provisions of this Section 8 shall survive termination of this Agreement and the term of employment.

9.                     Return of Inventions, Products and Documents.

Employee acknowledges and agrees that all Inventions, all products of the Company and all originals and copies of records, reports, documents, lists, drawings, memoranda, notes, proposals, contracts and other documentation related to the business of the Company or containing any information described in this Section 9 shall be the sole and exclusive property of the Company and shall be returned to the Company immediately upon termination of Employee’s employment with the Company or upon the written request of the Company. The provisions of this Section 9 shall survive termination of this Agreement and the term of employment

10.                  Injunction.

Employee agrees that it would be difficult to measure damages to the Company from any breach by Employee of Sections 6, 7, 8 and/or 9 of this Agreement, and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach Sections 6, 7, 8 and/or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any demonstrated breach without showing or proving any actual damage sustained by the Company. The provisions of this Section 10 shall survive termination of this Agreement and the term of employment.

11.                  Obligations to Others.

Except for items fully disclosed in writing to the Company (including with respect to the entities and agreements listed on Exhibit H), Employee represents and warrants to the Company that (i) Employee’s employment by the Company does not violate any agreement with any prior employer or other person or entity, and (ii) Employee is not subject to any existing confidentiality or non-competition agreement or obligation, or any agreement relating to the assignment of Inventions except as has been fully disclosed in writing to the Company. Notwithstanding anything to the contrary, if any agreement listed on Exhibit H shall interfere or limit in any material manner the performance of Employee’s duties hereunder, prior to commencement of employment Employee shall disclose the material terms of such agreements to Company.

12.                  Termination and Termination Compensation

(a)           Employee may voluntarily terminate his employment with the Company upon giving the Company sixty (60) days written notice.

(b)           The Company may terminate Employee’s employment without Cause (as defined below) upon giving Employee thirty (30) days written notice of termination.

(c)                         Employee’s employment with the Company shall terminate upon the occurrence of any one of the following:

(i)            Employee’s death;

(ii)           The effective date of a notice sent to Employee stating the Board’s determination made in good faith and after consultation with a qualified physician selected by the Board, that Employee is incapable of performing his duties under this Agreement, with reasonable accommodation, because of a physical or mental incapacity that has prevented Employee from performing such full-time duties for a period of ninety (90) consecutive calendar days and the determination that such incapacity is likely to continue for at least another ninety (90) days; provided, however, termination under this Section 12 (c)(ii) shall not affect Employee’s eligibility nor modify the terms and conditions under the Company’s long term disability policies, if any, existing at the time of such termination; or

(iii)          The effective date of a notice sent to Employee terminating Employee’s employment for Cause.

(iv)          “Cause” means the occurrence of one or more of the following events:

(A)          Employee’s willful and repeated failure or refusal to comply in any material respect with the reasonable lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Employee of such failure and after Employee has been given a reasonable period of time to cure such failure to comply; or

(B)           Employee is convicted of, or pleads guilty or nolo contendere to, a felony or demonstrably engages in misconduct that is materially detrimental to the reputation, character or standing of the Company.

(v)           Following any termination of the Employee’s employment hereunder (by the Employee or by the Company), the Employee will be entitled to receive (i) any earned but unpaid Base Compensation through the date of termination, (ii) any unreimbursed business expenses, (iii) any benefits under the Company’s compensation plan that by their terms provide for cash payments of accrued but unused benefits and under applicable law (collectively, the “Accrued Obligations”).

(vi)          Upon Employee’s voluntary termination of employment, other than voluntary termination with Good Reason (as defined below), or upon termination of employment by the Company for Cause, the Company shall pay to Employee the Accrued Obligations, but shall have no further obligation to Employee hereunder in respect of any period following termination.

(vii)         Upon the death of Employee, the Company shall pay to Employee’s estate or such other party who shall be legally entitled thereto, the Accrued Obligations and an additional amount equal to compensation at the rate set forth in this Agreement or then current annual salary rate, whichever is greater, from the date of death to the final day of the month following the month in which the death occurs.

(viii)        (A) Upon termination of Employee’s employment by the Company other than for Cause and other than in connection with or after a Change in Control, in addition to the Accrued Obligations, the Company shall pay to Employee twelve (12) months of Base Compensation, with such payment to be made in a lump sum payment within sixty (60) days of such termination of employment. In addition, all nonvested Options, Restricted Stock Units and other long term compensation benefits then in effect shall immediately vest and be exercisable for a period of 180-days following the effective date of termination.

(B) Upon termination by the Company other than for Cause in connection with or after a Change in Control or upon Employee’s voluntary termination of employment for Good Reason in connection with or within twenty-four (24) months after a Change of Control, in addition to the Accrued Obligations, the Company shall pay to Employee twenty-four (24) months of Base Compensation, with such payment to be made in a lump sum payment within sixty (60) days of such termination of employment. In addition, all nonvested Options, Restricted Stock Units and other long term compensation benefits then in effect shall immediately vest and be exercisable for a period of 180-days following the effective date of termination.

(ix)           Any amounts payable under this Section 12 shall be net of amounts required to be withheld under applicable law and amounts requested to be withheld by Employee.

(x)            As used herein, “Good Reason” shall mean, following a Change of Control (as such term is defined below), the termination by Employee upon the occurrence of any of the below described events. The Employee must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no Good Reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, the Employee must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a Good Reason termination are:

(A)        The assignment of a different title or change that results in a material reduction in Employees duties or responsibilities;

(B)         A reduction by the Company in Employee’s Base Compensation, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in Base Compensation commensurate with other Employees; provided, however, in determining whether to provide an annual increase in Base Compensation commensurate with an annual increase provided to other Employees, the Company may take into account factors such as market levels of compensation, Employee’s overall performance, and other factors reasonably considered by the Company’s compensation committee and/or Board of Directors, so long as such determination is not made in bad faith with the intent to discriminate against Employee; or

(C)         Relocation of Employee’s principal place of business of greater than seventy-five (75) miles from its then location; provided, however, the current relocation of the Company’s headquarters to the Seattle, Washington metropolitan area shall not constitute Good Reason hereunder.

(xi)           As a condition of payment of the amounts set forth in this Section 12, if requested by Company with five (5) business days of the Employee’s termination of employment, Employee agrees to enter into a Separation and Release Agreement substantially in the form attached hereto as Exhibit I. By way of clarification and not limitation, if no separation payments are made under this Section 12, Employee shall not be required to execute a Separation and Release Agreement

(xii)          As used herein, “Change of Control” means the occurrence of any one of the following events: (i) any person becomes the beneficial owner of twenty-five percent (25%) or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board of Directors of the Company) holds revocable or irrevocable proxies representing twenty-five percent (25%) or more of the total number of voting shares of the Company; (iii) any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of twenty-five percent (25%) or more of the total number of voting shares of the Company; and (iv) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets, or any combination of the foregoing transactions, the persons who were directors of the Company before such transactions shall cease to constitute at least two-thirds (2/3) of the Board of Directors of the Company or any successor entity.

13.                 Notice.

Unless otherwise provided herein, any notice, request, certificate or instrument required or permitted under this Agreement shall be in writing and shall be deemed “given” upon personal delivery to the party to be notified or two business days after deposit for next day delivery with Federal Express or similar courier service, addressed to the party to receive notice at the address set forth above, postage prepaid. Either party may change its address by notice to the other party given in the manner set forth in this Section.

14.                 Entire Agreement.

This Agreement constitutes the entire agreement between the parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the parties with respect to the subject matter hereof; provided, however, in the event any of Sections 6, 7, 8, 9, or 10 of this Agreement is found unenforceable in any way, then such section shall be amended to the extent necessary to conform to applicable law.

15.                 Modification.

Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the parties, provided that before any amendment shall be valid or effective, it shall have been reduced to writing and signed by an authorized representative of the Company and Employee.

16.                 No Waiver.

The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations, shall not be a waiver by such party of its right to exercise any such or other right, power or remedy or to demand compliance.

17.                  Severability.

In the event that any section or provision of this Agreement shall be held to be illegal or unenforceable, such section or provision shall be severed from this Agreement and the entire Agreement shall not fail as a result, but shall otherwise remain in full force and effect.

18.                 Assignment

This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee, his administrators, executors, legatees, and heirs. In that this Agreement is a personal services contract, it shall not be assigned by Employee.

19.                 Dispute Resolution.

Except as otherwise provided in Section 10, the Company and Employee agree that any dispute relating to the rights and obligations under this Agreement between Employee and the Company or its officers, directors, employees, or agents in their individual or Company capacity of this Agreement, shall be submitted to a mediator mutually acceptable to both parties for nonbinding, confidential mediation. If the matter cannot be resolved with the aid of the mediator within 30 days, the Company and Employee mutually agree to arbitration of the dispute. The arbitration shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association before an arbitrator who is licensed to practice law in the State of Washington. The arbitration shall take place in or near Seattle, Washington. Employee and the Company will share bear the cost of the arbitration equally, but each party will bear their own costs and legal fees associated with the arbitration; provided, however, if any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees. The Company and Employee agree that the procedures outlined in this provision are the exclusive method of dispute resolution.

20.                 Attorneys Fees.

In the event suit or action is instituted pursuant to Section 10 or Section 19 of this Agreement, the prevailing party in such proceeding, including any appeals thereon, shall be awarded reasonable attorneys fees and costs; provided, however, except with respect to claims found to be friviolous or entirely without merit, the amount of such fees to be paid by the non-prevailing party shall not exceed $50,000.

21.                 Applicable Law.

This Agreement shall be construed and enforced under and in accordance with the laws of the State of Washington.

22.                 Section 409A; Section 280G.

(a)           It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Employee or the Company with regard to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This Agreement shall be interpreted to that end and consistent with that objective. The Company and the Employee shall, to the extent necessary to comply with Section 409A and permitted thereunder, agree to act reasonably and in good faith to mutually reform the provisions of this Agreement to avoid the application of the additional tax and interest under Section 409A(a)(1)(B), provided that any such reformation shall not negatively impact the economics of the Company or the Employee hereunder. Notwithstanding any other provision herein, if Employee is a “specified employee,” as defined in, and pursuant to, Treasury Regulation Section 1.409A-1 (i) or any successor regulation, on the date of termination, no payment of any “deferred compensation”, as defined under Treasury Regulation Section 1.409A or any successor regulation, shall be made to Employee during the period lasting until the earlier of six (6) months from the date of termination or upon Employee’s death. If any payment to Employee is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six (6) month period referred to in the prior sentence or, if in the case of Employee’s death, promptly thereafter.

Except as otherwise specifically provided in this Agreement, if any reimbursement to which the Employee is entitled under this Agreement would constitute deferred compensation subject to Section 409A of the Code, the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the term of this Agreement; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Employee’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

With regard to any installment payment, each installment thereof shall be deemed a separate payment for purposes of Section 409A of the Code.

(b)                                 Section 280G

(i)            Notwithstanding any provision of this Agreement to the contrary, except as provided below, if it is determined that the payments or benefits to which Employee will be entitled under Section 12 of the Agreement or otherwise under any other agreement, policy, plan, program or arrangement (a “Payment”), would be subject to an excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), but for the application of this sentence, then the Payments will be reduced to the minimum extent necessary (but in no event below zero) so that no portion of any such Payment, as so reduced, constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.

ii)             The limitation above will not apply if:

the difference between

(1)  the present value of all payments to which Employee is entitled under Section 12 of the Agreement determined without regard to the limitation above, less

(2)  the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such payments; exceeds the difference between

(1)  the present value of all payments to which Employee is entitled under Section 12 of the Agreement calculated as if the limitation above applies, less

(2)  the present value of all federal, state, and other income and excise taxes for which Employee is liable as a result of such reduced payments.

(iii)         All determinations required to be made under this Section 21, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the Company and the Employee within fifteen (15) calendar days after the date of the Employee’s termination of employment, and other such time or times as may be requested by the Company or the Employee. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Employee with an opinion that the Employee has substantial authority not to report any Excise Tax on the Employee’s federal, state, local income or other tax return. The Company and the Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Accounting Firm in connection with the preparation and issuance of the determination contemplated by this Section 22. Any reasonable determination made by the Accounting Firm under this Section 22 shall be binding upon the Company and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iv)        The reduction of the amounts payable hereunder shall be made in a manner consistent with the requirements of Section 409A of the Code. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing, but not below zero, any amounts due to the

Employee pursuant to the Company’s equity plans shall be reduced on a pro-rata basis. In the event that following the reduction of the amounts set forth in the preceding sentence, additional amounts payable to the participant must be reduced, the cash payments under Section 12 shall be reduced on a pro-rata basis, but not below zero.

23.                  Counterparts.

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, AVI BioPharma, Inc. has caused this Agreement to be signed by its duly authorized representative, and Employee has hereunder set his name as of the date of this Agreement.

COMPANY: AVI BioPharma, Inc.

By:	/s/ Leslie Hudson
Leslie Hudson, PhD, Chief Executive Officer

EMPLOYEE:

/s/ Paul Medeiros
Paul Medeiros